Exhibit 99



UNION CARBIDE
NEWS RELEASE


CONTACT:    Sean S. Clancy
            (203) 794-6976


                    UNION CARBIDE EXPECTS 1ST QUARTER EARNINGS
                     TO BE CLOSE TO HIGHEST ANALYST ESTIMATES

      Danbury, Conn., March 16 -- In a speech today to a gathering of chemical industry investors, Union Carbide Corporation Chairman William H. Joyce said gains from the Specialties and Intermediates (S&I) business segment and diminished losses from the Basic Chemicals & Polymers (BC&P) business segment should bring the company's first quarter earnings from operations to within a few cents of the highest published analyst estimate. (The highest current First Call estimate is $0.47.)
      "We expect stronger volume and improved mix in Specialties and Intermediates to result in earnings gains from last quarter, excluding specials," Dr. Joyce said.
      Dr. Joyce informed the group that price increases in polyethylene and glycol for antifreeze will be offset by price declines in polyester glycol and increasing raw material costs, causing margins to decline. With internal turnaround costs sharply reduced, the net effect should be an improvement in BC&P earnings, but not sufficient for BC&P to come close to the break even point.
      Despite expectations of a continuing industry cyclical trough and resulting low margins, additional cost improvements and increased volume this year and next should enable Union Carbide to show a favorable earnings trend in advance of the upturn in the industry cycle, Dr. Joyce said.
                                      - MORE -
1999
P3-01-004
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      Looking beyond the current trough to the next peak, Dr. Joyce noted that
Carbide would benefit from additional cost-savings initiatives and its investments in technologically advanced new capacity, including new joint venture capacity, added between the 1995 peak and 2001. If BC&P margins duplicate those of 1995, peak earnings should be more than double the record $5.85/per diluted share reported of that year.
      Not included in the above estimate, but as previously disclosed, effective January 1, 1999, the corporation adopted a new accounting rule (SOP 98-5) requiring the write-off of certain previously capitalized start-up costs. A one-time charge of approximately $17 million after tax ($0.13 per diluted share), will be reported as the cumulative effect of a change in accounting principle in the first quarter of 1999.


       Cautionary Statement for Purposes of the "Safe Harbor" Provisions
               Of the Private Securities Litigation Act of 1995

      Those statements that do not reflect historical information include, but are not limited to, statements regarding anticipated earnings, product prices, volumes, mix and raw material costs are forward looking statements.
Naturally, results can always differ materially from those that are anticipated. Important factors affecting Union Carbide that could cause results to differ materially from those the corporation is looking forward to include: the supply/demand balance for the corporation's products; customer inventory levels; competitive pricing pressures; feedstock availability and costs; changes in industry production capacities and operating rates; currency exchange rates; interest rates; global economic conditions; disruption in transportation facilities; competitive technology positions; failure by the corporation to achieve technology objectives, achieve cost reduction targets or complete projects on schedule and on budget; and an inability to obtain new customers or retain existing ones.

                                    - END -

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